Exhibit 10.1

SHARE ACQUISITION AGREEMENT

This Share Acquistion Agreement (this “Agreement”) is made and entered into as of July 9, 2026, by and among:

(1)	NaaS Technology Inc. (“NaaS” or the “Purchaser”), an exempted company incorporated under the laws of the Cayman Islands, whose American Depositary Shares are listed on the Nasdaq Capital Market;

(2)	Newlink Digital Energy Holding Limited (the “Seller”), a company incorporated under the laws of the British Virgin Islands;

(3)	China Newlink Holding Limited (the “Target”), a limited liability company incorporated under the laws of Hong Kong; and

(4)	Newlinks Technology Limited (the “Parent”), an exempted company incorporated under the laws of the Cayman Islands.

Each of the Purchaser and Seller is referred to herein individually as a “Party” and collectively as the “Parties.” Each of the Target and the Parent is a party to this Agreement in accordance with Section 12.13.

RECITALS

(A)	The Seller is the sole registered and beneficial owner of 100% of the issued shares of the Target (the “Target Shares”).

(B)	The Purchaser wishes to acquire, and the Seller wishes to sell, 100% of the Target Shares on the terms of this Agreement (the “Acquisition”).

(C)	The Parent is the controlling shareholder of the Purchaser and the indirect parent company of the Seller. The Acquisition therefore constitutes a related-party transaction for the Purchaser, subject to heightened disclosure obligations under applicable securities laws and the rules of Nasdaq and approval by the Audit Committee of the board of directors of the Purchaser (the “Audit Committee”).

(D)	The Parties wish to record the terms upon which the Acquisition will be completed.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. In this Agreement, the following terms shall have the following meanings (unless the context otherwise requires):

“ADS” means an American Depositary Share of NaaS, listed on Nasdaq under the symbol “NAAS”.

“ADS Exchange Ratio” means 1 ADS = 3,200 Class A Ordinary Shares (as of the date of this Agreement).

“Affiliate” means with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

“Business Day” means a day (other than a Saturday, Sunday, or public holiday) on which banks are open for general business in Hong Kong, the PRC, the Cayman Islands, the British Virgin Islands and the United States of America.

“Class A Ordinary Shares” means Class A ordinary shares in the capital of NaaS, par value US$0.000001 per share.

“Company Articles” means the current effective Memorandum and Articles of Association of NaaS, as may be further amended from time to time.

“Control” means (and “Controlled by” and “under common Control with” shall have correlative meanings) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Data Assets” means the proprietary electric-vehicle and energy data corpus held by the Target Group, comprising all historical and real-time data, databases, algorithms, models, and related Intellectual Property.

“Data Consent Rights” means all consents, authorizations, and contractual rights from data subjects, data providers, or other Persons for the continued lawful collection, access, processing, storage, transfer, and use of the Data Assets.

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement having similar effect.

“Governmental Entity” means any national, federal, state, provincial, local, municipal, or other governmental authority, regulatory body, administrative agency, court, tribunal, or self-regulatory organization (including Nasdaq and the SEC).

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Intellectual Property” means all patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, domain names, software, databases, and all other intellectual property rights.

“Long-Stop Date” means December 31, 2026, or such other date as the Parties may agree in writing.

“Material Adverse Change” means any event, circumstance, change, effect, or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, assets, liabilities, financial condition, or prospects of the Target Group (taken as a whole), or (b) the Data Assets, Transferred Licenses, or Data Consent Rights, or (c) the ability of the Seller or the Target to perform its obligations under this Agreement and consummate the Acquisition, excluding changes resulting from (i) general economic or market conditions not disproportionately affecting the Target Group, (ii) changes in applicable law after the date hereof, or (iii) actions taken at the written request of the Purchaser.

“Nasdaq” means the Nasdaq Stock Market LLC, including the Nasdaq Capital Market.

“Person” means any individual, firm, company, corporation, body corporate, government, state or agency of a state, unincorporated body of persons, association, partnership, limited liability company, joint venture, trust, or other entity.

“PRC” means the People’s Republic of China (for purposes of this Agreement, excluding Hong Kong, Macau, and Taiwan).

“Reference Price” means US$3.00 per ADS, being the volume-weighted average price of NaaS ADSs on Nasdaq for the thirty (30) trading days immediately preceding June 29, 2026 (the date of the Term Sheet), subject to adjustment in accordance with Section 2.4.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act, as amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Target Group” means the Target, the WFOE and the VIE Entities after completion of the Reorganization.

“Term Sheet” means the Non-Binding Term Sheet of Proposed Acquisition dated June 29, 2026 entered into by the Parties.

“Transferred Licenses” means all licenses, permits, approvals, registrations, and rights necessary to own, access, exploit, process, store, and transfer the Data Assets.

“Valuation Report” means the independent third-party valuation report prepared by a qualified independent financial advisor engaged by or on behalf of the Audit Committee in connection with the Acquisition.

“VIE Entities” means (a) Zhejiang Anji Jiayu Big Data Technology Service Co. Ltd. (浙江安吉嘉裕大数据技术服务有限公司) (“Anji Jiayu”), a PRC limited liability company; and (b) Beijing Weilai Technology Co. Ltd. (北京蕴赖科技有限公司), a PRC limited liability company and a wholly owned subsidiary of Anji Jiayu. The VIE Entities’ sole shareholder is Beijing Jiaye Technology Co. Ltd. (北京加业科技有限公司) (“Beijing Jiaye”).

“WFOE” means the wholly foreign-owned enterprise to be established in the PRC by the Target.

1.2 Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

“Acquisition”	Recitals
“Acquisition Value”	Section 2.2
“Agreement”	Preamble
“Audit Committee”	Recitals
“Closing”	Section 4.1
“Closing Date”	Section 4.1
“Competing Transaction”	Section 5.6
“Conditions Precedent”	Section 3.1
“Consideration Shares”	Section 2.3
“HKIAC”	Section 12.7
“Losses”	Section 9.1
“Parent”	Preamble
“Party” and “Parties”	Preamble
“Purchaser” or “NaaS”	Preamble
“Purchaser Indemnified Parties”	Section 9.1
“Reorganization”	Section 5.1
“Seller”	Preamble
“Target”	Preamble
“Target Shares”	Recitals
“VIE Control Agreements”	Section 3.1

1.3 Interpretation. In this Agreement, unless the context otherwise requires:

(a) references to a “Section”, “Schedule”, or “Annex” are, unless otherwise stated, to a section of, or schedule or annex to, this Agreement;

(b) references to any statute, statutory provision, or regulation include references to that statute, statutory provision, or regulation as from time to time amended, extended, re-enacted, or consolidated;

(c) words importing the singular include the plural and vice versa, and words importing one gender include all genders;

(d) headings in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement;

(e) the words “include”, “includes”, and “including” shall be deemed to be followed by the words “without limitation”;

(f) references to “writing” or “written” include any method of reproducing words in a legible and non-transitory form, including email;

(g) references to “US$” or “dollars” are to the lawful currency of the United States of America;

(h) references to “days” shall mean calendar days unless specifically stated to mean Business Days; references to “months” and “years” shall be construed in accordance with the Gregorian calendar;

(i) any obligation of a party not to do something includes an obligation not to allow that thing to be done;

(j) if any action, payment, or obligation falls due on a day that is not a Business Day, such action, payment, or obligation shall be due on the immediately following Business Day;

(k) each of the Schedules and Annexes forms part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement; in the event of any conflict or inconsistency between the body of this Agreement and any Schedule or Annex, the body of this Agreement shall prevail unless expressly stated otherwise; and

(l) this Agreement is the product of negotiation between the parties and shall not be construed against any party as the drafter hereof.

2. SALE AND PURCHASE OF THE TARGET SHARES

2.1 Sale and Purchase. Subject to the terms and conditions of this Agreement (including the satisfaction or waiver of the Conditions Precedent), at Closing the Seller shall sell, and the Purchaser shall purchase, the Target Shares, free and clear of all Encumbrances, together with all rights attaching thereto (including all rights to any dividend or distribution declared, made or paid on or after the Closing Date).

2.2 Aggregate Consideration. The aggregate consideration for the sale and purchase of the Target Shares shall be US$15,000,000 (the “Acquisition Value”), as determined by reference to the Valuation Report.

2.3 Satisfaction by Issuance of Consideration Shares. The Acquisition Value shall be satisfied solely by the issuance by the Purchaser to the Seller (or its designee as notified in writing to the Purchaser not less than five (5) Business Days prior to Closing) of the Consideration Shares at Closing. The “Consideration Shares” shall comprise 16,000,000,000 newly issued Class A Ordinary Shares of NaaS, corresponding to 5,000,000 ADSs at the Reference Price of US$3.00 per ADS based on the ADS Exchange Ratio, which when issued at Closing, shall be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Encumbrances other than restrictions imposed by applicable securities laws and this Agreement, and be issued as restricted securities that have not been registered under the Securities Act and shall bear the restrictive legend set out in Section 8.5.

2.4 Equitable Adjustment. If, between the date of this Agreement and the Closing Date, there occurs any share split, reverse share split, share dividend, consolidation, recapitalization, change in the ADS Exchange Ratio, or other similar event affecting the Class A Ordinary Shares or the ADSs, the number of Consideration Shares (and the Reference Price) shall be equitably adjusted to ensure that the Seller receives the same economic value as contemplated by this Agreement immediately prior to such event. Any such adjustment shall be determined by the Purchaser acting reasonably and notified to the Seller in writing.

2.5 No Other Consideration. For the avoidance of doubt, the issuance of the Consideration Shares is the sole consideration for the Target Shares. No cash, promissory notes, or other forms of consideration shall be payable by the Purchaser to the Seller in connection with the Acquisition.

3. CONDITIONS PRECEDENT

3.1 Conditions to Closing. The obligation of the Purchaser to complete the Acquisition at Closing is subject to the satisfaction (or waiver by the Purchaser in writing) of each of the following conditions on or prior to the Closing Date (“Conditions Precedent”):

(a) WFOE Establishment. The Target has established the WFOE, duly organized and validly existing under PRC law.

(b) VIE Control Agreements. The WFOE has entered into valid, binding, and enforceable variable interest entity control agreements, in form and substance satisfactory to the Purchaser in its reasonable discretion, with the VIE Entities and their sole shareholder, Beijing Jiaye (the “VIE Control Agreements”), pursuant to which the WFOE (and indirectly the Target) has effective control over, and the right to receive substantially all of the economic benefits from, the VIE Entities and their operations.

(c) Data Assets and Licenses. The Target Group holds, owns, or has valid and enforceable rights to the Data Assets, the Transferred Licenses, and the Data Consent Rights, in each case free and clear of all Encumbrances.

(d) Employee Separation. The VIE Entities have no employees, and all employment and labor relationships have been terminated, with all related liabilities (including severance, social insurance contributions, housing fund contributions, and all other statutory or contractual obligations) fully discharged by or at the sole cost and expense of the Seller.

(e) No Material Adverse Change. No Material Adverse Change shall have occurred since the date of this Agreement.

(f) Regulatory Approvals. All requisite governmental, regulatory, and third-party approvals, consents, filings, and registrations shall have been obtained or made, including without limitation:

(i) Nasdaq shall not have raised any objection to the Acquisition, the issuance of the Consideration Shares, or the continued listing of NaaS’s ADSs;

(ii) all required filings with the SEC (including the Form 6-K) shall have been made;

(iii) all approvals required for the transfer of the Target Shares; and

(iv) all approvals, filings, and registrations required under applicable data-protection and cross-border data-transfer laws (including a data compliance opinion from PRC legal counsel in form and substance satisfactory to the Purchaser).

(g) Audit Committee Approval. The Audit Committee shall have reviewed and approved the Acquisition, having determined that the Acquisition is fair to, and in the best interests of, NaaS and its shareholders (other than the Seller and its Affiliates), after due consideration of the Valuation Report.

(h) Due Diligence. The Purchaser shall have completed its due diligence investigation of the Target Group, the Data Assets, the Transferred Licenses, and the Data Consent Rights, and the results thereof shall be to the Purchaser’s reasonable satisfaction.

(i) Investor Representation Letter. The Seller shall have delivered to the Purchaser an executed investor representation letter, in form and substance satisfactory to the Purchaser, confirming that the Seller (or its designee) is not a “U.S. person” (as defined in Regulation S), is acquiring the Consideration Shares in an “offshore transaction” (as defined in Regulation S), and is not acquiring the Consideration Shares for the account or benefit of any U.S. person.

(j) Representations and Warranties. The representations and warranties of the Seller set forth in Section 6 shall be true and accurate in all material respects (or, where qualified by materiality, in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are made as of a specific date, in which case as of such date).

(k) Covenants. The Seller shall have performed and complied with, in all material respects, all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

3.2 Conditions to Seller’s Obligations. The obligation of the Seller to complete the sale of the Target Shares at Closing is subject to satisfaction (or waiver by the Seller) of:

(a) the representations and warranties of the Purchaser set forth in Section 7 being true and accurate in all material respects as of the Closing Date; and

(b) the Purchaser having performed and complied with, in all material respects, all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

3.3 Waiver. The Conditions Precedent in Section 3.1 are for the sole benefit of the Purchaser and may only be waived by the Purchaser (in its sole discretion) by written notice to the Seller. The Conditions Precedent in Section 3.2 are for the sole benefit of the Seller and may only be waived by the Seller (in its sole discretion) by written notice to the Purchaser. No waiver shall be effective unless in writing.

3.4 Reasonable Endeavors. Each Party shall use its reasonable endeavors to procure that the Conditions Precedent are satisfied as soon as reasonably practicable and in any event on or before the Long-Stop Date. The Seller shall use its best endeavors to procure satisfaction of the Conditions Precedent in Sections 3.1(a) through 3.1(d).

4. CLOSING AND CLOSING DELIVERABLES

4.1 Closing. The completion of the Acquisition (“Closing”) shall take place within five (5) Business Days after the date on which the last of the Conditions Precedent has been satisfied or waived (or such other date as the Seller and the Purchaser may agree in writing, the date when Closing occurs is the “Closing Date”).

4.2 Seller’s Closing Deliverables. At Closing, the Seller shall deliver (or procure delivery of) to the Purchaser:

(a) duly executed instruments of transfer in respect of the Target Shares in favor of the Purchaser (or its nominee), in the form required by the laws of Hong Kong, duly stamped (or accompanied by undertakings and arrangements satisfactory to the Purchaser to pay any stamp duty thereon);

(b) the original share certificate(s) representing the Target Shares (or an indemnity in a form satisfactory to the Purchaser in the case of any lost certificate);

(c) an updated register of members of the Target reflecting the Purchaser (or its nominee) as the sole registered holder of the Target Shares;

(d) written resignations (effective as of Closing) from such directors, officers, and company secretary of the Target and each member of the Target Group as the Purchaser may require, in each case containing a waiver of any claims against the relevant entity;

(e) board resolutions of the Seller and the Target (and each relevant member of the Target Group) approving the transactions contemplated by this Agreement;

(f) the investor representation letter referred to in Section 3.1(i), duly executed by the Seller;

(g) a certificate from an authorized officer of the Seller confirming that (i) the Conditions Precedent in Section 3.1 have been satisfied (or waived by the Purchaser) and (ii) the representations and warranties of the Seller are true and accurate as of the Closing Date;

(h) copies of all governmental and regulatory approvals, consents, and filings required pursuant to Section 3.1(f);

(i) the VIE Control Agreements in their final executed form;

(j) evidence satisfactory to the Purchaser of the establishment and valid existence of the WFOE;

(k) evidence that all employees of the VIE Entities have been separated and all related liabilities discharged; and

(l) such other documents as the Purchaser may reasonably require to give effect to the transactions contemplated by this Agreement.

4.3 Purchaser’s Closing Deliverables. At Closing, the Purchaser shall deliver (or procure delivery of) to the Seller:

(a) evidence of such issuance and allotment of the Consideration Shares, including (A) a copy of the board resolutions of NaaS authorizing the issuance, (B) written confirmation from NaaS’s transfer agent or registrar that the Consideration Shares have been issued and registered in the name of the Seller (or its nominee), and (C) a copy of the Valuation Report delivered to the Audit Committee;

(b) a certificate from an authorized officer of NaaS confirming that (i) the Conditions Precedent in Section 3.1 have been satisfied and (ii) the representations and warranties of the Purchaser are true and accurate as of the Closing Date; and

(c) such other documents as the Seller may reasonably require to give effect to the transactions contemplated by this Agreement.

4.4 Simultaneous Actions. All actions to be taken and documents to be delivered at Closing shall be deemed to occur simultaneously, and no action shall be deemed taken or document delivered until all have been taken and delivered.

4.5 Target Confirmation. The Target hereby confirms and acknowledges the transfer of the Target Shares contemplated by this Agreement and undertakes to (a) register the Purchaser (or its nominee) as the holder of the Target Shares in its register of members promptly upon Closing, (b) issue a new share certificate to the Purchaser (or its nominee), and (c) not register any transfer of the Target Shares that is inconsistent with this Agreement.

5. REORGANIZATION AND PRE-CLOSING COVENANTS

5.1 Reorganization. The Seller shall, at its sole cost and expense and prior to the Closing Date, procure the completion of the each of the Conditions Precedent set out in Sections 3.1(a) through 3.1(d), and such other steps as the Purchaser may reasonably require to ensure that, at Closing, the Target Group (including through the VIE structure) has the assets, rights, licenses, and contractual arrangements necessary to operate the business of the Target Group as currently conducted (the “Reorganization”).

5.2 Reorganization Costs and Liabilities. All costs, expenses, and liabilities arising from or in connection with the Reorganization (including any tax liabilities, employee-related liabilities, transfer costs, governmental fees, and professional advisor fees) shall be borne solely by the Seller. The Seller shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses arising from or in connection with the Reorganization.

5.3 Conduct of Business. From the date of this Agreement until Closing (or earlier termination), the Seller shall procure that:

(a) the business of the Target Group is conducted in the ordinary course consistent with past practice;

(b) the Target Group does not: (i) amend its constitutional documents; (ii) issue, allot, or grant any shares, options, warrants, or other equity interests; (iii) declare or pay any dividend or distribution; (iv) incur any indebtedness or create any Encumbrance over its assets (other than in the ordinary course); (v) enter into, amend, or terminate any material contract; (vi) dispose of, transfer, license, or encumber any Data Assets, Transferred Licenses, or Data Consent Rights; (vii) hire any employees for the VIE Entities; (viii) settle or compromise any material litigation or claim; or (ix) agree or commit to do any of the foregoing;

(c) the Target Group preserves and maintains the Data Assets, Transferred Licenses, and Data Consent Rights in good standing and takes all steps necessary to maintain their validity and enforceability;

(d) Beijing Jiaye shall not: (i) transfer, sell, assign, or otherwise dispose of any shares held by it in the VIE Entities; (ii) create or permit to subsist any pledge, charge, mortgage, lien, or other Encumbrance over any shares held by it in the VIE Entities; (iii) amend, terminate, or waive any right under the VIE Control Agreements; or (iv) enter into any agreement or arrangement that is inconsistent with the VIE Control Agreements or that would otherwise impair or undermine the WFOE’s control over, or right to receive substantially all of the economic benefits from, the VIE Entities;

(e) all material governmental and regulatory filings and registrations relating to the Data Assets are maintained current; and

(f) the Seller promptly notifies the Purchaser in writing of any event, circumstance, or development that constitutes or would reasonably be expected to constitute a Material Adverse Change or a breach of any representation, warranty, or covenant under this Agreement.

5.4 Access and Information. From the date of this Agreement until Closing, the Seller shall (and shall procure that the Target Group shall) afford the Purchaser and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to the premises, books, records, contracts, personnel, and assets of the Target Group, and shall furnish to the Purchaser such financial, operating, and other information as the Purchaser may reasonably request in connection with the Acquisition and its due diligence.

5.5 Cooperation and Further Assurances. Each party shall, and shall procure that its Affiliates shall, execute and deliver such further documents, instruments, and assurances, and take such further actions, as the other party may reasonably request to give full effect to the transactions contemplated by this Agreement and to ensure that the benefits of the Acquisition and the Reorganization are fully obtained by the Purchaser.

5.6 No-Shop. From the date of this Agreement until the earlier of Closing or termination of this Agreement, neither the Seller nor the Target (and shall procure the VIE Entities and their respective Affiliates, directors, officers, employees, agents, or advisors shall not), directly or indirectly:

(a) solicit, initiate, encourage, or facilitate any inquiry, proposal, or offer relating to any acquisition, merger, consolidation, sale of shares, sale of assets (other than in the ordinary course), or similar transaction involving the Target or the Target Group or any of their material assets (including the Data Assets) (a “Competing Transaction”);

(b) enter into, continue, or participate in any discussions or negotiations regarding a Competing Transaction;

(c) provide any non-public information to any Person in connection with a Competing Transaction; or

(d) enter into any agreement, arrangement, or understanding relating to a Competing Transaction.

The Seller shall promptly notify the Purchaser of any approach, inquiry, or proposal received in respect of a Competing Transaction.

6. REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser (as at the date of this Agreement and, except where expressly stated otherwise, as at the Closing Date as though repeated on and as of such date, with references to ‘the date of this Agreement’ being deemed references to the Closing Date) that:

6.1 Organization and Standing.

(a) The Seller is duly incorporated, validly existing, and in good standing under the laws of the British Virgin Islands.

(b) The Target is duly incorporated, validly existing, and in good standing under the laws of Hong Kong.

(c) Each member of the Target Group is duly organized, validly existing, and (where applicable) in good standing under the laws of its jurisdiction of incorporation or organization.

6.2 Capacity, Authority, and Enforceability. The Seller has full legal right, power, and authority to enter into and perform this Agreement and to sell and transfer the Target Shares. This Agreement has been duly authorized, executed, and delivered by the Seller and constitutes a legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally and to general principles of equity).

6.3 Ownership of Target Shares. The Seller is the sole registered and beneficial owner of the Target Shares, free and clear of all Encumbrances. There are no outstanding options, warrants, conversion rights, rights of first refusal, pre-emption rights, or other rights or agreements relating to the Target Shares or the share capital of the Target. The Seller has full right, title, and authority to sell, assign, and transfer the Target Shares to the Purchaser on the terms of this Agreement, and upon Closing, the Purchaser will acquire good and marketable title to the Target Shares, free and clear of all Encumbrances.

6.4 No Conflicts. The execution, delivery, and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not and will not:

(a) violate or conflict with the constitutional documents of the Seller, the Target, or any member of the Target Group;

(b) violate any applicable law, regulation, order, judgment, or decree;

(c) require any consent, approval, authorization, or filing (other than those contemplated by this Agreement); or

(d) result in a breach of, or constitute a default under, any material contract or agreement to which the Seller, the Target, or any member of the Target Group is a party or by which any of their assets are bound.

6.5 Share Capital of the Target. The Target Shares constitute 100% of the entire issued share capital of the Target. The Target Shares have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with all applicable laws. There are no outstanding options, warrants, convertible instruments, or other rights to acquire any shares or other equity interests in the Target.

6.6 VIE Entities.

(a) Beijing Jiaye is the sole registered and beneficial owner of all shares in each of the VIE Entities, free and clear of all Encumbrances. There are no outstanding options, warrants, rights of first refusal, pre-emption rights, or other rights or agreements relating to such shares.

(b) Beijing Jiaye and the VIE Entities have full legal capacity, right, power, and authority to execute, deliver, and perform the VIE Control Agreements, and such agreements, once executed, will constitute legal, valid, and binding obligations of Beijing Jiaye and the VIE Entities, enforceable against them in accordance with their terms (subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally and to general principles of equity).

(c) Neither Beijing Jiaye nor the VIE Entities has entered into any agreement, arrangement, or understanding (whether written or oral) that is inconsistent with, or that would impair or undermine, the VIE Control Agreements or the WFOE’s control over, or economic benefits from, the VIE Entities.

(d) There is no pledge, charge, mortgage, lien, or other security interest over any shares held by Beijing Jiaye in the VIE Entities.

6.7 Data Assets.

(a) The Target Group is the sole and exclusive owner of, or has valid and enforceable rights (including contractual rights) to access, use, exploit, and transfer, the Data Assets, free and clear of all Encumbrances.

(b) The Data Assets are complete, accurate, and have been maintained in accordance with good industry practice.

(c) No Person other than the Target Group has any right, title, or interest in or to the Data Assets (other than as permitted under the Data Consent Rights).

(d) The Data Assets have not been subject to any unauthorized access, loss, theft, corruption, or destruction.

6.8 Transferred Licenses.

(a) The Transferred Licenses are valid, subsisting, and in full force and effect.

(b) The Target Group is in compliance in all material respects with the terms and conditions of the Transferred Licenses.

(c) No Transferred License has been revoked, suspended, or made subject to any material condition.

(d) The transfer or change of control contemplated by this Agreement does not require any third-party consent in respect of the Transferred Licenses (or all such consents have been obtained).

6.9 Data Consent Rights.

(a) The Data Consent Rights are valid, subsisting, and enforceable.

(b) All personal data and other data comprised in or relating to the Data Assets have been collected, stored, processed, used, and transferred in compliance with all applicable data-protection and privacy laws, regulations, industry standards, and contractual obligations.

(c) No data breach, security incident, unauthorized access, or loss of data has occurred with respect to the Data Assets.

(d) No claim, complaint, investigation, enforcement action, or notice has been received by the Target Group from any Governmental Entity, data subject, or other Person in connection with data protection or privacy matters.

6.10 Intellectual Property.

(a) The Target Group owns or has valid licenses to all Intellectual Property used in or necessary for its business.

(b) The conduct of the Target Group’s business does not infringe, misappropriate, or violate the Intellectual Property of any third party.

(c) No third party is infringing, misappropriating, or violating any Intellectual Property owned by the Target Group.

(d) All registrations of Intellectual Property owned by the Target Group are valid and in force.

6.11 No Undisclosed Liabilities. The Target Group has no liabilities (whether actual, contingent, absolute, or otherwise) other than:

(a) liabilities reflected or reserved against in the books and records of the Target Group;

(b) liabilities incurred in the ordinary course of business since the date of the most recent financial statements provided to the Purchaser; and

(c) liabilities already disclosed to the Purchaser.

6.12 Litigation. There is no action, suit, proceeding, claim, arbitration, investigation, or inquiry pending or, to the knowledge of the Seller, threatened against the Target Group, and there are no outstanding orders, judgments, or decrees against any member of the Target Group.

6.13 Tax.

(a) All tax returns required to be filed by or on behalf of the Target Group have been duly filed on a timely basis and are true, complete, and accurate in all material respects.

(b) All taxes due and payable by the Target Group have been paid in full when due.

(c) There are no pending or threatened tax audits, assessments, or disputes relating to any member of the Target Group.

6.14 Compliance with Laws. Each member of the Target Group is in compliance in all material respects with all applicable laws, regulations, and governmental orders. The Target Group holds all material permits, licenses, and authorizations necessary to conduct its business as currently conducted.

6.15 No Employees. As of the Closing Date, (a) the VIE Entities have no employees and all employment and labor relationships have been terminated, (b) all liabilities arising from such employment relationships (including severance, wages, social insurance, housing fund contributions, and all other statutory or contractual benefits) have been fully discharged by the Seller at its sole cost and expense, and (c) no claims by or on behalf of any current or former employee of the VIE Entities are pending or, to the knowledge of the Seller, threatened.

6.16 Related-Party Transaction Representations.

(a) Absence of Undisclosed Conflicts. Except as disclosed in writing to the Purchaser and the Audit Committee, neither the Seller, the Parent, nor any of their respective directors, officers, or Affiliates has any material interest in the Acquisition or the Data Assets that conflicts with, or could reasonably be perceived to conflict with, the interests of NaaS or its shareholders (other than the Seller and its Affiliates).

(b) Arm’s-Length Terms. Notwithstanding the related-party relationship between the Parties, the terms and conditions of this Agreement (including the Acquisition Value and the number of Consideration Shares) are on arm’s-length terms and are fair and reasonable having regard to the Valuation Report.

(c) Accuracy of Information. All information provided by the Seller, the Target, the Parent, or any of their respective Affiliates or advisors to the Purchaser, the Audit Committee, and/or the independent financial advisor in connection with the Acquisition (including information relating to the Target Group, the Data Assets, the Transferred Licenses, and the Data Consent Rights) is true, complete, and accurate in all material respects, and no material information has been omitted that would make the information provided misleading or incomplete.

7. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller (as at the date of this Agreement and as at the Closing Date as though repeated on and as of such date) that:

7.1 Organization. NaaS is an exempted company duly incorporated, validly existing, and in good standing under the laws of the Cayman Islands.

7.2 Corporate Power and Authority. NaaS has all requisite corporate power and authority to enter into and perform this Agreement, to issue the Consideration Shares, and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the issuance of the Consideration Shares have been duly authorized by all necessary corporate action on the part of NaaS (including any required approval by the Board of Directors and/or the Audit Committee).

7.3 Enforceability. This Agreement has been duly executed and delivered by NaaS and constitutes a legal, valid, and binding obligation of NaaS, enforceable against NaaS in accordance with its terms (subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally and to general principles of equity).

7.4 Valid Issuance of Consideration Shares. The Consideration Shares, when issued and delivered at Closing in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Encumbrances (other than restrictions under applicable securities laws and this Agreement).

7.5 Regulation S. Assuming the accuracy of the representations made by the Seller in the investor representation letter delivered pursuant to Section 3.1(i), the issuance of the Consideration Shares to the Seller pursuant to this Agreement is exempt from the registration requirements of the Securities Act pursuant to Regulation S. NaaS has not engaged in any “directed selling efforts” (as defined in Regulation S) with respect to the Consideration Shares.

7.6 No Conflicts. The execution, delivery, and performance of this Agreement by NaaS and the issuance of the Consideration Shares do not and will not:

(a) violate or conflict with the Company Articles;

(b) violate any applicable law, regulation, order, judgment, or decree binding on NaaS; and

(c) require any consent or approval not already obtained (other than as contemplated by this Agreement).

8. COVENANTS

8.1 SEC Disclosure.

(a) Promptly following the execution of this Agreement, NaaS shall file a Current Report on Form 6-K (or such other form as may be required) with the SEC disclosing the Acquisition and the material terms of this Agreement.

(b) NaaS shall make all filings, registrations, and submissions with the SEC and Nasdaq as may be required in connection with the Acquisition and the issuance of the Consideration Shares.

(c) The Seller and the Target shall (and shall procure that the Parent and its Affiliates shall) cooperate with and assist NaaS in the preparation of all such filings, including by providing information, financial statements, and other materials reasonably requested by NaaS in a timely manner.

(d) NaaS shall provide the Seller with a reasonable opportunity to review and comment on any filing that refers to the Seller, the Target, or the Target Group prior to submission to the SEC or Nasdaq.

8.2 Further Assurances. Following Closing, each party shall (and shall procure that its Affiliates shall) execute and deliver such further documents and take such further actions as the other party may reasonably request to perfect and evidence the transfer of the Target Shares, the issuance of the Consideration Shares, and otherwise to give full effect to the transactions contemplated by this Agreement.

8.3 Confidentiality.

(a) Each party undertakes to keep confidential and not to disclose to any third party (other than its Affiliates, directors, officers, employees, agents, and professional advisors who have a need to know and are bound by confidentiality obligations no less onerous than this Section 8.3) any Confidential Information of the other parties obtained in connection with this Agreement and the transactions contemplated hereby.

(b) The obligations of confidentiality in this Section 8.3 shall not apply to information that:

(i) is or becomes publicly available other than through breach of this Agreement;

(ii) was already in the receiving party’s possession prior to disclosure;

(iii) is independently developed without reference to the Confidential Information; or

(iv) is required to be disclosed by applicable law, regulation, or order of any court or Governmental Entity (provided that the disclosing party shall, to the extent permitted, give the other party prior written notice and cooperate in seeking protective treatment).

(c) The obligations under this Section 8.3 shall survive for a period of two (2) years from the Closing Date (or, if this Agreement is terminated, two (2) years from the date of termination).

8.4 Public Announcements. No party shall make any public announcement, press release, or other public disclosure regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (such consent not to be unreasonably withheld or delayed), except as required by applicable law, the rules of Nasdaq or the SEC, or a court order, in which case the party required to make such disclosure shall use reasonable endeavors to consult with the other Parties prior to making such disclosure and shall consider in good faith the comments of the other Parties.

8.5 Restrictive Legend. The Consideration Shares (and any certificates or book-entry statements evidencing the same) shall bear a restrictive legend substantially in the following form (or such other form as NaaS’s counsel may advise):

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (B) IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), OR (C) IN A TRANSACTION THAT IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND, IF REQUESTED BY THE COMPANY, ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS.”

8.6 Cooperation on Tax Matters. Following Closing, the Seller shall cooperate with the Purchaser and the Target Group in respect of any tax audit, examination, or proceeding relating to any period ending on or before the Closing Date, including by providing relevant records, information, and access to personnel.

9. INDEMNIFICATION

9.1 Indemnification by the Seller. The Seller hereby agrees to indemnify, defend, and hold harmless the Purchaser and its Affiliates, directors, officers, employees, agents, successors, and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and costs of investigation and litigation) (“Losses”) arising out of or resulting from:

(a) any breach of or inaccuracy in any representation or warranty made by the Seller in this Agreement or in any certificate or document delivered by the Seller pursuant hereto;

(b) any breach of or failure to perform any covenant, agreement, or obligation of the Seller under this Agreement;

(c) any liability (whether actual or contingent, known or unknown) of the Target Group arising from or relating to any period, event, circumstance, act, or omission occurring on or prior to the Closing Date (including any liability arising from or in connection with the Reorganization);

(d) any third-party claim, action, proceeding, investigation, or demand arising from or relating to the Data Assets, the Transferred Licenses, or the Data Consent Rights to the extent arising from or relating to any period, event, circumstance, act, or omission occurring on or prior to the Closing Date (including claims of infringement, misappropriation, unauthorized use, data breach, or non-compliance with applicable data-protection laws);

(e) any pre-Closing tax liability of the Target Group (as further set forth in Section 10); and

(f) any fraud, intentional misrepresentation, or willful misconduct by the Seller, the Target, or the Parent in connection with this Agreement or the transactions contemplated hereby.

9.2 Indemnification by the Purchaser. The Purchaser hereby agrees to indemnify, defend, and hold harmless the Seller and its Affiliates, directors, officers, employees, and agents from and against any and all Losses arising out of or resulting from:

(a) any breach of or inaccuracy in any representation or warranty made by the Purchaser in this Agreement or in any certificate delivered pursuant hereto; and

(b) any breach of or failure to perform any covenant, agreement, or obligation of the Purchaser under this Agreement.

10. TAX

10.1 Stamp Duty. All stamp duty, transfer taxes, and similar taxes or charges payable in connection with the transfer of the Target Shares shall be borne equally by the Seller and the Purchaser, unless otherwise required by law to be borne by a specific party.

10.2 Pre-Closing Tax Liabilities. The Seller shall be responsible for and shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all tax liabilities of the Target Group arising from or relating to any taxable period (or portion thereof) ending on or before the Closing Date, including any taxes arising from or in connection with the Reorganization.

11. TERMINATION

11.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to Closing by the mutual written consent of the Purchaser and the Seller.

11.2 Termination by Either Party. Either Party may terminate this Agreement by written notice to the other Party if Closing has not occurred on or before the Long-Stop Date; provided, however, that no Party may terminate this Agreement pursuant to this Section 11.2 if such Party’s breach of this Agreement has been the principal cause of the failure of Closing to occur by the Long-Stop Date.

11.3 Termination by the Purchaser. The Purchaser may terminate this Agreement by written notice to the Seller at any time prior to Closing if:

(a) the Seller has breached any representation, warranty, covenant, or agreement contained in this Agreement, which breach (i) would give rise to the failure of a Condition Precedent in Section 3.1 and (ii) has not been cured within thirty (30) days after written notice thereof from the Purchaser to the Seller (or is incapable of being cured);

(b) a Material Adverse Change has occurred;

(c) the Audit Committee does not approve the Acquisition pursuant to Section 3.1(g);

(d) the due diligence investigation conducted pursuant to Section 3.1(h) reveals information that is materially adverse to the Target Group, the Data Assets, or the transactions contemplated hereby;

(e) termination is required by applicable law, the rules of Nasdaq, or the fiduciary duties of the Board of Directors or Audit Committee of NaaS; or

(f) any Condition Precedent in Section 3.1 has become incapable of satisfaction by the Long-Stop Date (other than through the breach or failure of the Purchaser).

11.4 Termination by the Seller. The Seller may terminate this Agreement by written notice to the Purchaser at any time prior to Closing if the Purchaser has breached any representation, warranty, covenant, or agreement contained in this Agreement, which breach (i) would give rise to the failure of a Condition Precedent in Section 3.2 and (ii) has not been cured within thirty (30) days after written notice thereof from the Seller to the Purchaser (or is incapable of being cured).

11.5 Effect of Termination. If this Agreement is terminated pursuant to this Section 11, this Agreement shall become void and of no further force or effect, and no party shall have any liability to any other party hereunder, except that (i) Sections 8.3 (Confidentiality), 10 (Tax, to the extent applicable), 11.5 (Effect of Termination), and 12 (General Provisions) shall survive any termination and (ii) no termination shall relieve any party from liability for any willful breach of this Agreement occurring prior to such termination.

11.6 Return of Documents. Upon termination, each party shall promptly return to the other party all documents, materials, and information received from such other party in connection with this Agreement and the transactions contemplated hereby (other than copies retained solely for legal or regulatory compliance purposes).

12. GENERAL PROVISIONS

12.1 Amendments. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless in writing signed by each of the Purchaser and the Seller. No amendment that would adversely affect the rights or obligations of the Target or the Parent under this Agreement shall be effective without the prior written consent of the Target or the Parent (as applicable).

12.2 Entire Agreement. This Agreement (together with the Schedules, Annexes, and any documents delivered pursuant hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, warranties, understandings, and agreements among the parties relating to such subject matter (including the Term Sheet, to the extent its provisions are superseded by the corresponding provisions of this Agreement).

12.3 No Assignment. No party may assign, transfer, or delegate any of its rights or obligations under this Agreement without the prior written consent of the Seller and the Purchaser, except that the Purchaser may assign its rights (but not its obligations) to any wholly owned subsidiary of NaaS without consent. Any purported assignment in violation of this Section shall be null and void.

12.4 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed duly given when (a) delivered personally, (b) sent by registered or certified mail (return receipt requested), (c) sent by internationally recognized courier service, or (d) sent by email (with confirmation of receipt), to the parties at the following addresses (or such other address as a party may designate by notice):

If to the Purchaser:

Address: Newlink Center, Area G, Building 7, Huitong Times Square, No. 1 Yaojiayuan South Road, Chaoyang District, Beijing, PRC

Attention: Steven Sim Yuan Ning

Email: steven@newlink.com

If to the Seller:

Address: Newlink Center, Area G, Building 7, Huitong Times Square, No. 1 Yaojiayuan South Road, Chaoyang

District, Beijing, PRC

Attention: Zhen Dai

Email: daizhen@newlink.com

If to the Target:

China Newlink Holding Limited

Address: Newlink Center, Area G, Building 7, Huitong Times Square, No. 1 Yaojiayuan South Road, Chaoyang District, Beijing, PRC

Attention: Zhen Dai

Email: daizhen@newlink.com

If to the Parent:

Address: Newlink Center, Area G, Building 7, Huitong Times Square, No. 1 Yaojiayuan South Road, Chaoyang District, Beijing, PRC

Attention: Zhen Dai

Email: daizhen@newlink.com

12.5 Costs. Each party shall bear its own costs, charges, and expenses in connection with the negotiation, preparation, execution, and implementation of this Agreement and the transactions contemplated hereby.

12.6 Governing Law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of Hong Kong, without regard to the conflicts-of-law principles thereof.

12.7 Dispute Resolution.

(a) Any dispute, controversy, or claim arising out of or relating to this Agreement (including its existence, validity, interpretation, performance, breach, or termination) or any non-contractual obligations arising out of or in connection with it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted.

(b) The seat of arbitration shall be Hong Kong.

(c) The number of arbitrators shall be three (3).

(d) The language of the arbitration shall be English.

(e) The award shall be final and binding on the Parties.

(f) The tribunal shall have the power to award any remedy or relief that it deems just and appropriate, including: (i) equitable relief (including injunctions and orders for specific performance); and (ii) damages (including lost profits).

(g) The prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees from the non-prevailing party.

12.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original, and all the counterparts together shall constitute one and the same instrument. Delivery of a counterpart by email (in PDF or similar format) or other electronic means shall be effective as delivery of a manually executed counterpart.

12.9 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule, such invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be reformed, construed, and enforced as if such provision had never been contained herein, provided that the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party.

12.10 Headings. The headings in this Agreement are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.

12.11 Specific Performance. The parties acknowledge that irreparable harm would occur if any provision of this Agreement were not performed in accordance with its terms and that money damages would not be an adequate remedy. Accordingly, the parties agree that each party shall be entitled to specific performance of the terms hereof (in addition to any other remedy at law or in equity) without the need to post a bond or other security and without proof of actual damages.

12.12 Successors. Subject to Section 12.3, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

12.13 Scope of Obligations.

(a) The Target is a party to this Agreement solely for the purposes of, and its obligations and liabilities under this Agreement are limited to, the following provisions: Section 4.5 (Target Confirmation), Section 5.5 (Cooperation and Further Assurances), Section 5.6 (No Shop), Section 6 (Representations and Warranties of the Seller, to the extent relating to the Target or the Target Group), Section 8.1(c) (SEC Disclosure – cooperation obligation), Section 8.2 (Further Assurances), Section 8.3 (Confidentiality), Section 8.4 (Public Announcements), Sections 9.1(c) and 9.1(d) (Indemnification – acknowledgment), Section 10 (Tax), Section 11 (Termination) and Section 12 (General Provisions). The Target shall have no obligations, liabilities, or rights under any other provision of this Agreement. Nothing in this Section limits any obligation of the Seller to procure compliance by the Target with any provision of this Agreement.

(b) The Parent is a party to this Agreement solely for the purposes of, and its obligations and liabilities under this Agreement are limited to, the following provisions: Section 5.5 (Cooperation and Further Assurances), Section 6.16 (Related-Party Transaction Representations), Section 8.2 (Further Assurances), Section 8.3 (Confidentiality), Section 8.4 (Public Announcements), Section 11 (Termination) and Section 12 (General Provisions). The Parent shall have no obligations, liabilities, or rights under any other provision of this Agreement.

[Signature page follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

PURCHASER

NaaS Technology Inc.

By:	/s/ YANG WANG
Name:	YANG WANG
Title:	Director

SELLER

Newlink Digital Energy Holding Limited

By:	/s/ ZHEN DAI
Name:	ZHEN DAI
Title:	Director

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

TARGET

China Newlink Holding Limited

By:	/s/ ZHEN DAI
Name:	ZHEN DAI
Title:	Director

PARENT

Newlinks Technology Limited

By:	/s/ Zhen Dai
Name:	Zhen Dai
Title:	Director